Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, April 29, 2013
4:30 P.M. CDT

A. H. Belo Corporation Announces First Quarter 2013 Financial Results and
Non-Binding Letter of Intent to Sell Office Building

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported a net loss of $0.37 per share for the first quarter of 2013 compared to a net loss of $0.18 per share in the first quarter of 2012.
First quarter 2013 results include advertising and marketing services revenues which decreased 4 percent, the lowest year-over-year quarterly decline since the Company's spin-off from Belo Corp. in 2008.  This improvement was driven by a 1 percent increase in advertising and marketing services revenue at The Dallas Morning News.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) with pension expense added back, was $0.5 million in the first quarter of 2013, compared to $6.1 million in the prior year period. As of March 31, 2013, cash and cash equivalents were $31.9 million, and the Company had no debt.
The Company also announced that it has entered into a non-binding letter of intent to sell its five-story office building in Riverside, California to the County of Riverside for approximately $30 million. The non-binding letter of intent contemplates the transaction closing in the third quarter of 2013. The Company is exploring relocation opportunities for The Press-Enterprise employees who currently office in this building.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We are very pleased with the advertising and total revenue performance in Dallas, which was on plan despite a challenging start to the year. While Adjusted EBITDA declined in the first quarter, this decline is in line with our expectations and we anticipate achieving the $37 to $41 million in full-year Adjusted EBITDA outlined at our 2012 Investor Day last October.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2013 Financial Results and
Non-Binding Letter of Intent to Sell Office Building
April 29, 2013

“Additionally, the significant proceeds from the Riverside office building sale will provide additional opportunities in 2013 for increasing shareholder returns and diversifying our revenue streams. The Board of Directors’ current priority is determining the best deployment of these anticipated real estate proceeds.”

First Quarter Results

Total revenue was $99.3 million in the first quarter of 2013, a decrease of 5 percent compared to the prior year period. The percentage decline in total revenue was lowest at The Dallas Morning News, followed by The Providence Journal and
The Press-Enterprise.
Revenue from advertising and marketing services, including print and digital revenues, decreased 4 percent as improvements at The Dallas Morning News were more than offset by declines at The Providence Journal and The Press-Enterprise. Digital revenue increased 12 percent over the prior year quarter. When the impact of non-recurring revenue associated with a discontinued digital advertising platform is excluded, digital revenue increased 15 percent, primarily due to increased automotive digital revenue at The Dallas Morning News and marketing services revenue associated with 508 Digital. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 5, 1 and 15 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, remained flat compared to the prior year period.
Circulation revenue decreased 7 percent to $32.1 million in the first quarter of 2013 compared to the prior year period, due primarily to continued home delivery and single copy sales decline at The Dallas Morning News. The Company expects this trend to improve through the remainder of 2013 as various circulation pricing and marketing initiatives are implemented.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2013 Financial Results and
Non-Binding Letter of Intent to Sell Office Building
April 29, 2013

Printing and distribution revenue decreased 7 percent to $9.4 million in the first quarter of 2013 as expansion in printing and distribution contracts at The Providence Journal and The Dallas Morning News were offset by the cessation of unprofitable commercial printing products at The Press-Enterprise.
Total consolidated operating expense in the first quarter was $107.1 million. Excluding the effect of pension expense in both periods, operating expense in the first quarter was $106.5 million, a 1 percent decrease compared to the prior year period as salaries, wages and benefits, newsprint and depreciation expenses decreased.
The Company's newsprint expense in the first quarter was $8.8 million, a decrease of 7 percent compared to the prior year period. Newsprint consumption dropped 6 percent to 14,000 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 2 percent and 4 percent, respectively.
Excluding the effect of pension expense in both periods, first quarter corporate and non-operating unit expenses were $7.0 million, a decrease of 10 percent compared to the prior year period.
Capital expenditures totaled $1.4 million in the first quarter. The Company anticipates full-year 2013 capital expenditures in the $8 to $10 million range.
As of March 31, 2013, A. H. Belo had approximately 1,900 full-time equivalent employees, a decrease of approximately 5 percent compared to the prior year period.

Real Estate

In January 2013, the Company sold a real estate property in Southern California, generating pre-tax net proceeds and a gain of approximately $0.2 million.

Non-GAAP Financial Measures

Reconciliations of net loss to EBITDA and Adjusted EBITDA are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2013 Financial Results and
Non-Binding Letter of Intent to Sell Office Building
April 29, 2013

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, April 30 at 1:00 p.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company's website (www.ahbelo.com/invest) or by dialing 1-800-553-5275 (USA) or 612-332-0725 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:30 p.m. CDT on April 30 until 11:59 p.m. CDT on May 7, 2013. The access code for the replay is 288081.

About A. H. Belo Corporation

 A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas' leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces First Quarter 2013 Financial Results and
Non-Binding Letter of Intent to Sell Office Building
April 29, 2013

Statements in this communication concerning A. H. Belo Corporation's (the “Company's”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company's Annual Report on Form 10-K, and in the Company's other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2013	2012
Net Operating Revenue
Advertising and marketing services	57,734	60,077
Circulation	32,144	34,655
Printing and distribution	9,394	10,102
Total net operating revenue	99,272	104,834
Operating Costs and Expense
Salaries, wages and employee benefits	45,037	46,005
Other production, distribution and operating costs	41,081	40,696
Newsprint, ink and other supplies	13,914	13,972
Depreciation	5,722	7,113
Amortization	1,340	1,310
Total operating costs and expense	107,094	109,096
Net loss from operations	(7,822)	(4,262)
Other Income (Expense), Net
Other income, net	576	907
Interest expense	(411)	(136)
Total other income (expense), net	165	771
Loss Before Income Taxes	(7,657)	(3,491)
Income tax expense	419	402
Net Loss	(8,076)	(3,893)
Net loss attributable to noncontrolling interests	(54)	—
Net Loss Attributable to A. H. Belo Corporation	(8,022)	(3,893)

Per Share Basis
Net loss attributable to A. H. Belo Corporation
Basic and Diluted	$(0.37)	$(0.18)
Weighted average shares outstanding
Basic and Diluted	22,033	21,688

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$31,862	$34,094
Accounts receivable, net	40,079	46,964
Other current assets	19,423	18,079
Total current assets	91,364	99,137
Property, plant and equipment, net	140,322	144,609
Intangible assets, net	35,315	36,293
Other assets	11,750	11,900
Total assets	$278,751	$291,939
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,055	$15,178
Accrued expenses	23,040	26,012
Advance subscription payments	21,617	20,708
Total current liabilities	58,712	61,898
Long-term pension liabilities	121,534	122,821
Other liabilities	5,414	5,160
Total shareholders’ equity	93,091	102,060
Total liabilities and shareholders’ equity	$278,751	$291,939

A. H. Belo Corporation
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
In thousands (unaudited)	2013	2012
Net loss attributable to A. H. Belo Corporation	$(8,022)	$(3,893)
Depreciation and amortization	7,062	8,423
Interest expense	411	136
Income tax expense	419	402
EBITDA	(130)	5,068
Addback:
Pension expense	624	1,036
Adjusted EBITDA	$494	$6,104
EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses recorded to EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.